Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Steve Eagerton	Michelle Kersch
Black Knight	Black Knight
904.854.3683	904.854.5043
steven.eagerton@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Fourth Quarter and Full Year 2019 Financial Results

Full Year 2019

•	Revenues of $1,177.2 million

•	Adjusted Revenues of $1,177.7 million

•	Net earnings of $108.8 million, or $0.73 per diluted share

•	Adjusted Net Earnings of $295.4 million, or $1.99 per diluted share

•	Adjusted EBITDA of $583.4 million

Fourth Quarter 2019

•	Revenues of $300.1 million

•	Adjusted Revenues of $300.2 million

•	Net earnings of $12.9 million, or $0.09 per diluted share

•	Adjusted Net Earnings of $80.3 million, or $0.54 per diluted share

•	Adjusted EBITDA of $148.6 million

JACKSONVILLE, Fla. - February 13, 2020 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the fourth quarter and year ended December 31, 2019.

Revenues for the fourth quarter of 2019 increased 5% to $300.1 million compared to $285.4 million in the prior year quarter. Earnings before equity in losses of unconsolidated affiliates increased 14% to $49.0 million compared to $42.8 million in the prior year quarter. Net earnings for the fourth quarter of 2019 decreased 70% to $12.9 million compared to $42.8 million in the prior year quarter. Diluted EPS decreased 69% to $0.09 compared to $0.29 in the prior year quarter. The effect of our indirect investment in The Dun and Bradstreet Corporation ("D&B") (the "D&B Investment") was a reduction of Net earnings of $36.1 million, or $0.24 per diluted share, primarily due to the effect of their purchase accounting adjustments, restructuring charges and other non-operating charges. Net earnings margin was 4.3% compared to 15.0% in the prior year quarter.

Adjusted Revenues for the fourth quarter of 2019 increased 5% to $300.2 million compared to $285.6 million in the prior year quarter. Adjusted Net Earnings for the fourth quarter of 2019 increased 8% to $80.3 million compared to $74.1 million in the prior year quarter. Adjusted EPS for the fourth quarter of 2019 increased 8% to $0.54 per diluted share compared to $0.50 per diluted share in the prior year quarter.

Adjusted EBITDA for the fourth quarter of 2019 increased 6% to $148.6 million compared to $140.0 million in the prior year quarter. Adjusted EBITDA Margin was 49.5% compared to 49.0% in the prior year quarter.

Black Knight Chairman Bill Foley said, "2019 was another solid year for Black Knight as we continued to execute against our long-term strategic initiatives to drive growth through selling to existing clients, winning new clients in existing markets and launching new products. Our performance highlights the fundamental strength of our core business and we look forward to continuing to deliver value to clients and shareholders in 2020."

Black Knight Chief Executive Officer Anthony Jabbour added, "We are pleased with our fourth quarter financial performance, which was in line with our expectations. Adjusted Revenues increased by 5% and Adjusted EBITDA increased by 6%, which drove margin expansion of 50 basis points to 49.5%. For the year, Adjusted Revenues increased by 5.5% and Adjusted EBITDA increased by 7.5%, which drove margin expansion of 90 basis points to 49.5%. We are excited about Black Knight’s strong business momentum across the enterprise and leadership in the industry. We remain focused on delivering innovative solutions to our industry in 2020 and beyond."

Revenues for the year ended December 31, 2019 increased 6% to $1,177.2 million compared to $1,114.0 million in 2018. Earnings before equity in losses of unconsolidated affiliates increased 8% to $182.8 million compared to $168.5 million in 2018. Net earnings for the year ended December 31, 2019 decreased 35% to $108.8 million compared to $168.5 million in 2018. Diluted EPS decreased 36% to $0.73 compared to $1.14 per diluted share in 2018. The effect of our D&B Investment was a reduction of Net earnings of $73.9 million, or $0.50 per diluted share, primarily due to the effect of their purchase accounting adjustments, restructuring charges and other non-operating charges. Net earnings margin was 9.2% compared to 15.1% in 2018.

Adjusted Revenues for the year ended December 31, 2019 increased 5.5% to $1,177.7 million compared to $1,116.5 million in 2018. Adjusted Net Earnings for the year ended December 31, 2019 increased 6% to $295.4 million compared to $277.9 million in 2018. Adjusted EPS for the year ended December 31, 2019 increased 6% to $1.99 per diluted share compared to $1.87 per diluted share in 2018.

Adjusted EBITDA for the year ended December 31, 2019 increased 7.5% to $583.4 million compared to $542.5 million in 2018. Adjusted EBITDA Margin was 49.5% compared to 48.6% in 2018.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted EPS and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort. For the same reasons, Black Knight is unable to address the probable significance of the information.

Segment Information

Software Solutions

Adjusted Revenues for the fourth quarter of 2019 increased 4% to $256.1 million compared to $245.8 million in the prior year quarter. Adjusted EBITDA increased 5% to $151.8 million compared to $144.0 million, with an Adjusted EBITDA Margin of 59.3%, an increase of 70 basis points compared to the prior year quarter.

Adjusted Revenues for the year ended December 31, 2019 increased 5% to $1,012.3 million compared to $962.0 million in 2018. Adjusted EBITDA increased 6% to $599.6 million compared to $567.2 million, with an Adjusted EBITDA Margin of 59.2%, an increase of 20 basis points compared to 2018.

Data and Analytics

Adjusted Revenues for the fourth quarter of 2019 increased 11% to $44.1 million compared to $39.8 million in the prior year quarter. Adjusted EBITDA increased 8% to $12.2 million compared to $11.3 million, with an Adjusted EBITDA Margin of 27.7%, compared to 28.4% in the prior year quarter.

Adjusted Revenues for the year ended December 31, 2019 increased 7% to $165.4 million compared to $154.5 million in 2018. Adjusted EBITDA increased 6% to $42.0 million compared to $39.5 million, with an Adjusted EBITDA Margin of 25.4%, compared to 25.6% in 2018.

Effective Tax Rate

Our GAAP effective tax rate for the fourth quarter of 2019 was 13.0% and was 18.6% for the year ended December 31, 2019. Our GAAP effective tax rate for the fourth quarter of 2019 includes the effect of a deferred tax revaluation adjustment as a result of a reduction in our blended state tax rate. Our GAAP effective tax rate for the year ended December 31, 2019 includes the effect of a deferred tax revaluation adjustment as a result of a reduction in our blended state tax rate, including the Florida tax rate change, a higher than expected research and experimentation tax credit and the effect of excess tax benefits related to the vesting of restricted shares of our common stock.

Balance Sheet

As of December 31, 2019, we had cash and cash equivalents of $15.4 million and debt of $1,544.2 million. As of December 31, 2019, we had available capacity of $440.0 million on our revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight's full year 2020 outlook is as follows:

•	Revenues and Adjusted Revenues are expected to be in the range of $1,190 million to $1,214 million.

•	Adjusted EPS is expected to be in the range of $1.97 to $2.06.

•	Adjusted EBITDA is expected to be in the range of $589 million to $607 million.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the fourth quarter and full year 2019 financial results on February 13, 2020, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on February 13, 2020, through February 20, 2020, by dialing (844) 512-2921, or for international callers (412) 317-6671. The replay passcode will be 13698190.

The call will also be webcast live from Black Knight's investor relations website at https://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted EPS. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company.
These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Impairment charges;

•	Interest expense, net;

•	Income tax expense;

•	Other expense, net;

•	Equity in losses of unconsolidated affiliates, net of tax;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings, including the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution");

•	spin-off related transition costs;

•	acquisition-related costs, including costs pursuant to purchase agreements;

•	costs associated with expense reduction initiatives; and

•	costs associated with executive transition.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	equity in losses of unconsolidated affiliates, net of tax;

•
the net incremental depreciation and amortization adjustments associated with the application of purchase accounting, primarily related to the FNF acquisition of a predecessor of Black Knight in January 2014;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs, including costs pursuant to purchase agreements;

•	costs associated with expense reduction initiatives;

•	costs associated with executive transition;

•	significant legal matters; and

•
adjustment for income tax expense primarily related to the tax effect of the non-GAAP adjustments and the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications.

Adjusted EPS - Adjusted EPS is calculated by dividing Adjusted Net Earnings by the diluted weighted average shares of common stock outstanding.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	our ability to protect our proprietary software and information rights;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our investment in Star Parent, L.P. and the operation of its indirect subsidiary D&B; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the SEC.

BLACK KNIGHT, INC.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$15.4	$20.3
Trade receivables, net	175.1	172.3
Prepaid expenses and other current assets	64.8	67.3
Receivables from related parties	0.2	6.2
Total current assets	255.5	266.1
Property and equipment, net	176.9	177.1
Computer software, net	406.0	405.6
Other intangible assets, net	150.0	188.0
Goodwill	2,361.4	2,329.7
Investments in unconsolidated affiliates	294.9	3.8
Deferred contract costs, net	159.3	161.3
Other non-current assets	158.8	121.8
Total assets	$3,962.8	$3,653.4
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$65.3	$67.8
Accrued compensation and benefits	65.5	65.8
Current portion of debt	79.1	52.5
Deferred revenues	50.9	52.9
Total current liabilities	260.8	239.0
Deferred revenues	98.0	106.8
Deferred income taxes	185.3	220.9
Long-term debt, net of current portion	1,465.1	1,284.2
Other non-current liabilities	55.1	16.0
Total liabilities	2,064.3	1,866.9
Equity:
Additional paid-in capital	1,586.8	1,585.8
Retained earnings	490.6	381.1
Accumulated other comprehensive (loss) earnings	(20.2)	0.3
Treasury stock, at cost	(158.7)	(180.7)
Total equity	1,898.5	1,786.5
Total liabilities and equity	$3,962.8	$3,653.4

The consolidated financial information is preliminary with respect to the effect of our equity in losses of unconsolidated affiliates.

BLACK KNIGHT, INC.
Consolidated Statements of Earnings
(In millions, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenues	$300.1	$285.4	$1,177.2	$1,114.0
Expenses:
Operating expenses	162.7	163.2	646.0	625.4
Depreciation and amortization	62.2	58.0	236.2	217.0
Transition and integration costs	3.1	0.8	5.4	6.6
Total expenses	228.0	222.0	887.6	849.0
Operating income	72.1	63.4	289.6	265.0
Other income and expense:
Interest expense, net	(15.3)	(12.6)	(63.5)	(51.7)
Other expense, net	(0.5)	(0.7)	(1.4)	(7.1)
Total other expense, net	(15.8)	(13.3)	(64.9)	(58.8)
Earnings before income taxes and equity in losses of unconsolidated affiliates	56.3	50.1	224.7	206.2
Income tax expense	7.3	7.3	41.9	37.7
Earnings before equity in losses of unconsolidated affiliates	49.0	42.8	182.8	168.5
Equity in losses of unconsolidated affiliates, net of tax	(36.1)	—	(74.0)	—
Net earnings	$12.9	$42.8	$108.8	$168.5

Net earnings per share:
Basic	$0.09	$0.29	$0.74	$1.14
Diluted (1)	$0.09	$0.29	$0.73	$1.14
Weighted average shares of common stock outstanding:
Basic	147.7	147.2	147.7	147.6
Diluted (1)	149.0	148.2	148.6	148.2
______________

(1)	For the periods presented, potentially dilutive securities include unvested restricted stock awards.

The consolidated financial information is preliminary with respect to the effect of our equity in losses of unconsolidated affiliates.

BLACK KNIGHT, INC.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$108.8	$168.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	236.2	217.0
Amortization of debt issuance costs and original issue discount	2.9	3.1
Loss on extinguishment of debt, net	—	5.8
Deferred income taxes, net	(3.7)	(7.5)
Equity in losses of unconsolidated affiliates, net of tax	74.0	—
Equity-based compensation	50.8	50.9
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade and other receivables, including receivables from related parties	7.4	44.5
Prepaid expenses and other assets	(0.9)	(41.5)
Deferred contract costs	(40.9)	(44.8)
Deferred revenues	(15.6)	(6.4)
Trade accounts payable and other liabilities	(40.7)	45.9
Net cash provided by operating activities	378.3	435.5
Cash flows from investing activities:
Additions to property and equipment	(22.4)	(30.0)
Additions to computer software	(81.5)	(73.1)
Business acquisitions, net of cash acquired	(52.8)	(43.4)
Investments in unconsolidated affiliate	(392.6)	—
Other investing activities	(1.7)	2.4
Net cash used in investing activities	(551.0)	(144.1)
Cash flows from financing activities:
Revolver borrowings	876.0	676.9
Revolver payments	(648.5)	(649.4)
Term loan borrowings	—	258.6
Term loan payments	(31.3)	(418.5)
Purchases of treasury stock	(11.9)	(141.5)
Receipt from finalization of tax distribution	—	1.8
Tax withholding payments for restricted share vesting	(15.9)	(9.4)
Debt issuance costs	—	(5.8)
Other financing activities	(0.6)	—
Net cash provided by (used in) financing activities	167.8	(287.3)
Net (decrease) increase in cash and cash equivalents	(4.9)	4.1
Cash and cash equivalents, beginning of period	20.3	16.2
Cash and cash equivalents, end of period	$15.4	$20.3
Supplemental cash flow information:
Interest paid, net	$(59.9)	$(48.0)
Income taxes paid, net	$(51.6)	$(32.8)

The consolidated financial information is preliminary with respect to the effect of our equity in losses of unconsolidated affiliates.

BLACK KNIGHT, INC.
Segment Information
(In millions)
(Unaudited)

	Three months ended December 31, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$256.1	$44.1	$(0.1)	(1)	$300.1
Expenses:
Operating expenses	104.3	31.9	26.5	(2)	162.7
Transition and integration costs	—	—	3.1	(3)	3.1
EBITDA	151.8	12.2	(29.7)		134.3
Depreciation and amortization	32.5	4.3	25.4	(4)	62.2
Operating income (loss)	119.3	7.9	(55.1)		72.1
Interest expense, net					(15.3)
Other expense, net					(0.5)
Earnings before income taxes and equity in losses of unconsolidated affiliates					56.3
Income tax expense					7.3
Earnings before equity in losses of unconsolidated affiliates					49.0
Equity in losses of unconsolidated affiliates, net of tax					(36.1)
Net earnings					$12.9

	Three months ended December 31, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$245.8	$39.8	$(0.2)	(1)	$285.4
Expenses:
Operating expenses	101.8	28.5	32.9	(2)	163.2
Transition and integration costs	—	—	0.8	(5)	0.8
EBITDA	144.0	11.3	(33.9)		121.4
Depreciation and amortization	29.9	4.0	24.1	(4)	58.0
Operating income (loss)	114.1	7.3	(58.0)		63.4
Interest expense, net					(12.6)
Other expense, net					(0.7)
Earnings before income taxes					50.1
Income tax expense					7.3
Net earnings					$42.8

The consolidated financial information is preliminary with respect to the effect of our equity in losses of unconsolidated affiliates.

BLACK KNIGHT, INC.
Segment Information (Continued)
(In millions)
(Unaudited)

	Year ended December 31, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$1,012.3	$165.4	$(0.5)	(1)	$1,177.2
Expenses:
Operating expenses	412.7	123.4	109.9	(2)	646.0
Transition and integration costs	—	—	5.4	(6)	5.4
EBITDA	599.6	42.0	(115.8)		525.8
Depreciation and amortization	123.9	15.9	96.4	(4)	236.2
Operating income (loss)	475.7	26.1	(212.2)		289.6
Interest expense, net					(63.5)
Other expense, net					(1.4)
Earnings before income taxes and equity in losses of unconsolidated affiliates					224.7
Income tax expense					41.9
Earnings before equity in losses of unconsolidated affiliates					182.8
Equity in losses of unconsolidated affiliates, net of tax					(74.0)
Net earnings					$108.8

	Year ended December 31, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$962.0	$154.5	$(2.5)	(1)	$1,114.0
Expenses:
Operating expenses	394.8	115.0	115.6	(2)	625.4
Transition and integration costs	—	—	6.6	(7)	6.6
EBITDA	567.2	39.5	(124.7)		482.0
Depreciation and amortization	112.9	14.1	90.0	(4)	217.0
Operating income (loss)	454.3	25.4	(214.7)		265.0
Interest expense, net					(51.7)
Other expense, net					(7.1)
Earnings before income taxes					206.2
Income tax expense					37.7
Net earnings					$168.5
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes equity-based compensation, including certain related payroll taxes, of $11.1 million and $17.6 million for the three months ended December 31, 2019 and 2018, respectively, and $51.7 million and $51.4 million for the years ended December 31, 2019 and 2018, respectively.
(3) Transition and integration costs primarily consists of costs associated with expense reduction initiatives and acquisitions.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.
(5) Transition and integration costs primarily consists of costs associated with acquisitions.
(6) Transition and integration costs primarily consists of costs associated with expense reduction initiatives and acquisitions.
(7) Transition and integration costs primarily consists of costs associated with executive transition, transition-related costs as we transferred certain corporate functions from FNF and acquisitions.

The consolidated financial information is preliminary with respect to the effect of our equity in losses of unconsolidated affiliates.

BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions)
(Unaudited)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenues	$300.1	$285.4	$1,177.2	$1,114.0
Deferred revenue purchase accounting adjustment	0.1	0.2	0.5	2.5
Adjusted Revenues	$300.2	$285.6	$1,177.7	$1,116.5

Reconciliation of Net earnings to Adjusted EBITDA

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net earnings	$12.9	$42.8	$108.8	$168.5
Depreciation and amortization	62.2	58.0	236.2	217.0
Interest expense, net	15.3	12.6	63.5	51.7
Income tax expense	7.3	7.3	41.9	37.7
Other expense, net	0.5	0.7	1.4	7.1
Equity in losses of unconsolidated affiliates, net of tax	36.1	—	74.0	—
EBITDA	134.3	121.4	525.8	482.0
Deferred revenue purchase accounting adjustment	0.1	0.2	0.5	2.5
Equity-based compensation(1)	11.1	17.6	51.7	51.4
Debt and/or equity offering expenses	—	—	—	0.7
Spin-off related transition costs	—	—	—	2.2
Acquisition-related costs	1.5	0.7	3.8	1.3
Expense reduction initiatives	1.6	—	1.6	—
Executive transition costs	—	0.1	—	2.4
Adjusted EBITDA	$148.6	$140.0	$583.4	$542.5

Net earnings margin	4.3%	15.0%	9.2%	15.1%
Adjusted EBITDA Margin	49.5%	49.0%	49.5%	48.6%
________________________
(1) Includes accelerated recognition of equity-based compensation expense of $5.5 million for the three months ended December 31, 2018, and $2.9 million and $6.9 million for the years ended December 31, 2019 and 2018, respectively.

The consolidated financial information is preliminary with respect to the effect of our equity in losses of unconsolidated affiliates.

BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures (Continued)
(In millions, except per share data)
(Unaudited)

Reconciliation of Net earnings to Adjusted Net Earnings

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net earnings	$12.9	$42.8	$108.8	$168.5
Equity in losses of unconsolidated affiliates, net of tax	36.1	—	74.0	—
Depreciation and amortization purchase accounting adjustment (1)	25.8	24.5	97.4	90.6
Deferred revenue purchase accounting adjustment	0.1	0.2	0.5	2.5
Equity-based compensation (2)	11.1	17.6	51.7	51.4
Debt and/or equity offering expenses	—	—	—	6.5
Spin-off related transition costs	—	—	—	2.4
Acquisition-related costs	1.5	0.7	3.8	1.3
Expense reduction initiatives	1.6	—	1.6	—
Executive transition costs	—	0.1	—	2.4
Legal matters	0.7	0.3	1.5	0.8
Income tax expense adjustment	(9.5)	(12.1)	(43.9)	(48.5)
Adjusted Net Earnings	$80.3	$74.1	$295.4	$277.9

Adjusted EPS	$0.54	$0.50	$1.99	$1.87
Weighted Average Shares Outstanding - Diluted	149.0	148.2	148.6	148.2
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(1) Components of the depreciation and amortization purchase accounting adjustment are as follows:

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Other intangible assets	$15.5	$14.7	$59.3	$57.2
Computer software	10.4	10.2	38.8	36.7
Property and equipment	0.2	0.1	0.7	0.3
Deferred contract costs	(0.3)	(0.5)	(1.4)	(3.6)
Depreciation and amortization purchase accounting adjustment	$25.8	$24.5	$97.4	$90.6

(2) Includes accelerated recognition of equity-based compensation expense of $5.5 million for the three months ended December 31, 2018, and $2.9 million and $6.9 million for the years ended December 31, 2019 and 2018, respectively.

The consolidated financial information is preliminary with respect to the effect of our equity in losses of unconsolidated affiliates.